KRONOS WORLDWIDE, INC. REPORTS FOURTH QUARTER 2023 RESULTS

DALLAS, TEXAS…March 6, 2024…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $5.3 million, or $.05 per share, in the fourth quarter of 2023 compared to a net loss of $19.9 million, or $.18 per share, in the fourth quarter of 2022. For the full year of 2023, Kronos Worldwide reported a net loss of $49.1 million, or $.43 per share, compared to net income of $104.5 million, or $.90 per share for the full year of 2022. Net income increased in the fourth quarter of 2023 as compared to the fourth quarter of 2022 primarily due to higher income from operations as a result of the net effect of higher sales volumes, lower average TiO2 selling prices and lower production costs (primarily raw material costs). Net income decreased in the full year of 2023 as compared to the full year 2022 primarily due to lower income from operations as a result of lower sales volumes, lower average TiO2 selling prices and reduced production volumes. Beginning in the fourth quarter of 2022 and continuing through 2023, we implemented production curtailments in response to a sharp decline in demand for TiO2 products occurring in all major markets. In addition, throughout 2023 we implemented cost reduction initiatives and other strategies designed to improve our long-term cost structure and preserve liquidity. Through these actions we successfully reduced our finished goods inventory levels and maintained significant liquidity, although our results of operations were negatively impacted by certain cost reduction initiatives and the significant unabsorbed fixed production costs incurred due to the curtailments, as discussed further below. Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $400.1 million in the fourth quarter of 2023 were $57.7 million, or 17%, higher than in the fourth quarter of 2022. Net sales of $1.7 billion in the full year of 2023 were $263.7 million, or 14%, lower than in the full year of 2022. Net sales increased in the fourth quarter of 2023 compared to the fourth quarter of 2022 due to the net effects of higher sales volumes due to strengthening demand for TiO2 in our primary markets of Europe and North America and lower average TiO2 selling prices. Net sales decreased in the full year of 2023 compared to the  full year of 2022 due to the effects of lower sales volumes in all our major markets and lower average TiO2 selling prices. TiO2 sales volumes were 29% higher in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 13% lower in the full year of 2023 as compared to the full year of 2022. Average TiO2 selling prices were 11% lower in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 4% lower in the full year of 2023 as compared to the full year of 2022. Average TiO2 selling prices at the end of 2023 were 13% lower than at the end of 2022. Changes in product mix positively contributed to net sales, primarily due to higher average selling prices and sales volumes in our complementary businesses which somewhat offset declines in TiO2 sales volumes in the full year of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $10 million in both the fourth quarter and full year of 2023 as compared to the same periods in 2022. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the fourth quarter of 2023 was $1.3 million as compared to our TiO2 segment loss of $15.0 million in the fourth quarter of 2022. For the full year of 2023, the Company’s segment loss was $39.8 million as compared to segment profit of $175.9 million in the full year of 2022. Segment loss decreased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to a lower loss from operations due to the net effects of higher sales volumes and lower average TiO2 selling prices. Segment profit decreased in the full year of 2023 as compared to the full year of 2022 primarily due to lower income from operations as a result of the combination of lower sales volumes, higher production costs and lower average TiO2 selling prices. In addition, cost of sales in the fourth quarter and full year of 2023 includes $22 million and $96 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at our facilities during the full year of 2023 as we adjusted our TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 15% higher in the fourth quarter of 2023 compared to the fourth quarter

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of 2022 but 19% lower in the full year of 2023 compared to the full year of 2022. As a result of reduced demand and scheduled maintenance activities, we operated our production facilities at 72% of practical capacity utilization in the full year of 2023 (76%, 64%, 73% and 75% in the first, second, third and fourth quarters of 2023, respectively) compared to 89% in the full year of 2022 (100%, 95%, 93% and 65% in the first, second, third and fourth quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased our loss from operations by approximately $5 million in the fourth quarter of 2023 and by approximately $16 million in the full year of 2023 as compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the fourth quarter of 2023 was $6.9 million compared to EBITDA of $(8.2) million in the fourth quarter of 2022. For the full year of 2023, the Company’s EBITDA was $(7.2) million compared to EBITDA of $202.5 million in the full year of 2022.

Our loss from operations in the full year of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.5 million ($2.0 million, or $.02 per share, net of income tax expense), a fixed asset impairment related to the write-off of certain costs resulting from a capital project termination of $3.8 million ($2.8 million, or $.02 per share, net of income tax expense) and restructuring costs related to workforce reductions of $5.8 million ($4.3 million, or $.04 per share, net of income tax expense). Income from operations in the full year of 2022 includes a gain related to the 2020 business interruption insurance claim noted above of $2.7 million ($2.2 million, or $.02 per share, net of income tax expense).

Other components of net periodic pension and OPEB cost in the full year of 2023 includes a $1.3 million settlement loss incurred in the second quarter of 2023 related to the termination and buy-out of our UK pension plan ($.9 million, or $.01 per share, net of income tax expense).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	Our ability to realize expected cost savings from strategic and operational initiatives
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises)
●	Technology related disruptions (including, but not limited to, cyber attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders
●	Competitive products and substitute products

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●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Changes in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
Net sales	$342.4	$400.1	$1,930.2	$1,666.5
Cost of sales	305.1	344.5	1,539.1	1,501.6

Gross margin	37.3	55.6	391.1	164.9

Selling, general and administrative expense	47.7	54.3	231.3	211.2
Other operating income (expense):
Currency transactions, net	(5.6)	(3.2)	11.5	1.4
Other income (expense), net	-	(.2)	3.4	3.3
Corporate expense	(3.7)	(3.6)	(15.1)	(14.4)

Income (loss) from operations	(19.7)	(5.7)	159.6	(56.0)

Other income (expense):
Trade interest income	1.0	.8	1.2	1.8
Other interest and dividend income	2.0	1.1	3.9	5.1
Marketable equity securities	(.5)	.3	(1.0)	(1.0)
Other components of net periodic pension and OPEB cost	(3.7)	(1.6)	(12.9)	(5.7)
Interest expense	(3.9)	(4.3)	(16.9)	(17.1)

Income (loss) before income taxes	(24.8)	(9.4)	133.9	(72.9)

Income tax expense (benefit)	(4.9)	(4.1)	29.4	(23.8)

Net income (loss)	$(19.9)	$(5.3)	$104.5	$(49.1)

Net income (loss) per basic and diluted share	$(.18)	$(.05)	$.90	$(.43)

Weighted average shares used in the calculation of net income per share	115.4	115.0	115.5	115.1

TiO2 data - metric tons in thousands:
Sales volumes	82	106	481	419
Production volumes	91	105	492	401

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
Income (loss) from operations	$(19.7)	$(5.7)	$159.6	$(56.0)

Adjustments:
Trade interest income	1.0	.8	1.2	1.8
Corporate expense	3.7	3.6	15.1	14.4

Segment profit (loss)	$(15.0)	$(1.3)	$175.9	$(39.8)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
Net income (loss)	$(19.9)	$(5.3)	$104.5	$(49.1)

Adjustments:
Depreciation expense	12.7	12.0	51.7	48.6
Interest expense	3.9	4.3	16.9	17.1
Income tax expense (benefit)	(4.9)	(4.1)	29.4	(23.8)

EBITDA	$(8.2)	$6.9	$202.5	$(7.2)

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2023 vs. 2022	2023 vs. 2022

Percentage change in net sales:
TiO2 sales volume	29%	(13)%
TiO2 product pricing	(11)	(4)
TiO2 product mix/other	(4)	2
Changes in currency exchange rates	3	1

Total	17%	(14)%

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